EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Webster Financial Corporation (as successor to Eagle Financial Corp.)

We consent to the incorporation by reference in the registration statements (Nos. 33-13244 and 33-38286) on Forms S-8, and (No. 333-47269) on Form S-3 of
Webster Financial Corporation of our report dated October 27, 1997, relating to the consolidated balance sheets of Eagle Financial Corp. and subsidiaries as of September 30, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the April 15, 1998 current report on Form 8-K of Webster Financial Corporation.

                              /s/ KPMG Peat Marwick LLP


Hartford, Connecticut
April 30, 1998